UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
⌧	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMPIO PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Ampio Pharmaceuticals’ Chairman of the Board Kevin Buchi and CEO Mike Martino Issues Letter to Stockholders

ENGLEWOOD, Colo., August 3, 2022 — Ampio Pharmaceuticals, Inc. (NYSE American: AMPE), today released the following letter to stockholders from its Chairman, Kevin Buchi and Chief Executive Officer, Mike Martino.

Dear Fellow Stockholders,

On behalf of the Board and management team, we are writing to provide an update on the previously announced internal investigations, the clinical development of Ampion and how this impacts our strategic alternatives process, and near-term strategic business alternatives. Finally, we would like to take this opportunity to address the importance of your vote at the 2022 Annual Meeting of Stockholders to be held on Wednesday, August 10, 2022, at 11 am MT.

As we announced on May 16, 2022, an independent special committee of the Ampio Board of Directors (the “Special Committee”) has been conducting internal investigations focused primarily on (1) the statistical analysis of Ampio’s AP-013 clinical trial and (2) unauthorized provision of Ampion, an investigational drug that is not approved by the Food and Drug Administration (“FDA”), for use by individuals not participating in clinical trials (“unauthorized use”). These investigations are now completed and the investigations are summarized below.

Through outside counsel, the Special Committee has engaged in extensive fact finding, including interviewing numerous individuals and reviewing documents and emails relating to the AP-013 clinical trial. In connection with the unauthorized use investigation, the Special Committee also reviewed documents, conducted interviews, and reviewed other information regarding the provision and unauthorized use of Ampion. The Special Committee committed significant resources to these endeavors and did not impose material limitations on the investigations’ scope, timing, or access to information.

As it relates to the AP-013 clinical trial, the Special Committee’s primary findings include that certain of Ampio’s former executive officers and senior staff were aware, at the time of the per-protocol interim analysis in March 2020, that the AP-013 trial did not demonstrate efficacy for Ampion on its co-primary endpoints of pain and function; and that these persons did not fully report the results of the AP-013 trial and the timing of unblinding of data from the AP-013 trial. The Special Committee has determined that the Company’s current executive officers were not made aware of the unblinding events in March 2020. Through counsel, the Company and the Special Committee have informed the Securities and Exchange Commission of the investigations. The Company and the Special Committee also have contacted the FDA regarding this investigation.

As it relates to the unauthorized use of Ampion, the Special Committee’s primary finding is that certain Ampio personnel, including a former executive officer and certain former directors, facilitated the provision of Ampion for unauthorized use. Ampio has worked to resolve this issue, including through the conduct of safety surveillance activities relating to the provision of Ampion for unauthorized use, implementation of appropriate mitigation measures (described below), and self-reporting to FDA. The results of the safety surveillance activities have not changed the Company’s view of the safety profile of Ampion. The Special Committee has determined that the

Company’s current executive officers were not involved in the provision of Ampion for unauthorized use.

The Company has taken the following actions based in part upon the investigations and the findings of the Special Committee:

●	Terminated the employment of two executive officers;
●	Restructured the Board of Directors through resignation of certain directors;
●	Separated the role of Chair of the Board and Chief Executive Officer;
●	Re-constituted the Company’s Disclosure Committee with additional subject-matter experts;
●	Enhanced Company policies and procedures including those related to inventory management and distribution; and
●	Conducted company-wide training regarding appropriate use of Ampion while in the clinical trial stage.

When we launched the strategic alternatives process in May 2022, one of our first areas of focus was the viability of continued development and advancement of Ampion in order to generate value for the Ampio stockholders.

When we launched the strategic alternatives process in May 2022, one of our first areas of focus was the viability of continued development and advancement of Ampion in order to generate value for the Ampio stockholders.

Regarding the status of Ampion™ development, in total, we have conducted seven Phase 2/3 trials, comprising more than 1,500 Ampion-treated patients and more than 1,400 saline-treated patients. Ampion has consistently demonstrated a 30 percent reduction in pain and a 30 percent improvement in function across these trials. Unfortunately, so has the control element, saline. The saline response in our trials is consistent with the response in other published materials on osteoarthritis of the knee (“OAK”) trials. As illustrated in the graphs below, Ampion has simply not demonstrated a sufficient therapeutic benefit versus saline to support another superiority trial and a noninferiority trial versus saline would not be commercially competitive.

Figure 1: Average reductions in pain and improvements in function for Ampion and Saline in Intent to treat patient populations from AP-003-A (n = 329), AP-004 (n = 538), AP-003-B (n = 480), AP-003-C (n = 168), and AP-013 (n = 1,043).

Over the past several months we have undertaken an extensive meta-analysis of a merged database containing all clinical, laboratory and outcome data from all Ampion trials. This analysis has not identified either a sub-population of patients or combination of inclusion/exclusion factors that predicts a trial design where there would be a reasonable expectation for Ampion to outperform saline control.

Additionally, we evaluated trial designs, techniques, and tools that might provide an opportunity to highlight the differential benefits of Ampion vs a saline control given our current knowledge, including the following:

o	Using a centralized reading of images/data to include/exclude patients from the trial;
o	Education of investigators and the use of pain and function evaluation tools to reduce placebo effect; and
o	Using joint imaging as a primary endpoint.

In addition, we evaluated the data from AP-008 (n = 342), in which patients were dosed with Ampion every two weeks for up to three doses versus a single dose of saline, and confirmed this trial did not yield statistically significant results.

Finally, we evaluated conducting trials with alternative controls, such as hyaluronic acid and corticosteroids and concluded that these trials are not feasible or advisable for several reasons. This includes the diminishing use of hyaluronic acid in clinical practice and the magnitude of the corticosteroid efficacy signal.

In addition to evaluating the continued development of Ampion, we have also been developing a new and improved formulation of Ampion. While the in vitro and preclinical data are encouraging, we do not believe that redefining Ampio as a preclinical company is in the best interests of stockholders.

Based on this extensive analysis, we do not believe that conducting an eighth, and likely a confirmatory ninth, pivotal trial for Ampion is a good use of the Company’s cash and resources.

With this context in mind, we have been pursuing other strategic alternatives for Ampio with the goal of maximizing value for Ampio stockholders. This exercise includes the potential for Ampio to acquire a product/pipeline and/or execute a reverse merger with a company that is seeking an NYSE American listing and has a development candidate and/or pipeline that we believe would represent a better value proposition for Ampio stockholders.

With the assistance of a financial advisor, we have identified several potential acquisition and reverse merger candidates, as well as received inbound interest from potential counterparties for several transformative transactions. We are diligently evaluating all opportunities in terms of value returned to the Ampio stockholders, but this selection process takes time.

With that fact in mind, we wish to emphasize the importance of the upcoming vote at the 2022 Annual Meeting of Stockholders and, specifically Proposal No. 3 regarding the reverse stock split. Our goal is to maximize stockholder value through the process we have just outlined. A key component of maximizing stockholder value is maintaining the listing of our stock on the NYSE American. De-listing would likely result in one or more of the following:

o	Negatively impact Ampio’s attractiveness as a counterparty for a strategic transaction since listed companies would be at a competitive advantage in stock-based transactions and for future capital raising.
o	Eliminate potential transactions that may otherwise be high value for Ampio stockholders. For example, Ampio would not be a viable counterparty for a private company’s go-public reverse merger transaction as the stock exchange listing would be one of the key assets that the private company is seeking to acquire.
o	Decrease the prospect of additional institutional ownership and likely result in reduced ownership by existing institutional shareholders.
o	Produce lower trading volume, higher transaction costs and wider bid-ask spreads for investors. Ultimately, liquidity in the stock would be limited.

We believe it is important to position Ampio for maximum attractiveness as a counterparty and to permit maximum flexibility in the structure of a transaction that we believe will provide maximum value to stockholders.

As we reported, Ampio is not currently in compliance with NYSE American listing requirements due to its low stock price. NYSE American requires Ampio to regain compliance with their listing requirements relating to share price by December 23, 2022. A reverse stock split is a means to regain compliance with the NYSE American listing requirements.

We want to be clear, stockholder approval of Proposal No. 3 only permits but does not require the Ampio Board to effect a reverse stock split. This proposal gives us the ability to act in a timely manner to regain compliance with the NYSE American requirements, if need be. Stockholder approval at the 2022 annual meeting on August 10, 2022, will give the Board the ability to eliminate the uncertainty regarding future delisting action and help preserve value for the Ampio stockholders in the stock exchange listing.

We urge Ampio stockholders to approve Proposal No. 3.

Sincerely,

J. Kevin Buchi

Chairman of the Board

Michael A. Martino

Chief Executive Officer

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about the potential outcomes or timing of the strategic alternatives process being led by the Ampio board of directors.

Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements including, among others:

●	the risk that the stockholders will not approve the reverse stock split proposal and that Ampio’s stock will be delisted from the NYSE American, limiting the prospects for a successful strategic alternatives process;
●	the challenges in identifying one or more attractive, strategic businesses to transform Ampio through one or more strategic transactions and the risk that no strategic transaction will be considered by the Ampio board to be in the best interests of its stockholders;
●	the strategic alternatives process will consume our cash resources and reduce cash available to be used in a strategic transaction or cash available for the post-closing business;
●	the strategic alternatives process and any strategic transaction may involve unexpected costs, liabilities or delays;
●	the expense and risk associated with any strategic transaction, including the risk that the expected benefits of the transaction may not be realized in the time frames expected or at all;
●	Ampio’s stock price may suffer as a result of uncertainty surrounding the strategic alternatives process and any resulting strategic transaction; and
●	the risk factors described in the Ampio’s Annual Report on Form 10-K for the year ended December 31, 2021, and other factors set forth in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

The forward-looking statements in this press release speak only as of the date of this press release. Except as required by law, Ampio assumes no obligation to update or revise these forward-looking statements for any reason, except as required by law.